UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

ECHOSTAR CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 706-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Satellite Capacity Agreements.  In connection with the distribution of DISH Network Corporation’s (“DISH”) technology and set-top box business and certain infrastructure assets (the “Spin-off”) to us, which was completed on January 1, 2008, we and DISH entered into satellite capacity agreements pursuant to which DISH leases satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the frequency on which the applicable satellite provides services.  Generally, each satellite capacity agreement terminates upon the earlier of:  (i) the end-of-life or replacement of the applicable satellite; (ii) the date the applicable satellite fails; (iii)  the date the transponder(s) on which service is being provided under the applicable agreement fails; or (iv) January 1, 2010.  As previously disclosed, we expected to enter into agreements pursuant to which DISH would continue to lease satellite capacity on certain satellites owned or leased by us after January 1, 2010.

On December 21, 2009, we agreed with DISH to continue to lease to DISH satellite capacity on EchoStar III, EchoStar VI, EchoStar VIII, and EchoStar XII after January 1, 2010 and to lease to DISH satellite capacity on EchoStar XVI after its service commencement date.  Additionally, we agreed to lease from DISH satellite capacity on EchoStar I after January 1, 2010.

Generally, the satellite capacity agreements for EchoStar VI and EchoStar XII will terminate upon the earlier of: (i) the end-of-life or replacement of the applicable satellite; (ii) the date the applicable satellite fails; (iii) the date the transponder(s) on which service is being provided under the applicable agreement fails; or (iv) the date on which a certain portion of the estimated useful life of the applicable satellite is reached, unless DISH exercises its option to renew on a year-to-year basis through the end-of-life of that satellite.

Generally, the satellite capacity agreements for EchoStar I, III and VIII will terminate upon the earlier of: (i) the end-of-life or replacement of the applicable satellite, unless, upon replacement of the applicable satellite, we or DISH, as applicable, exercise our option to renew on a year-to-year basis through the end-of-life of that satellite; (ii) the date the applicable satellite fails; or (iii) the date the transponder(s) on which service is being provided under the applicable agreement fails.  Furthermore, if the expected replacement satellite for EchoStar I, EchoStar III or EchoStar VIII fails at launch or in orbit prior to being placed in service, we or DISH, as applicable, have an option to renew the applicable satellite capacity agreement through the date on which a certain portion of the estimated useful life of the applicable satellite is reached followed by a subsequent option to renew on a year-to-year basis through the end-of-life of the applicable satellite.

Generally, the satellite capacity agreement for EchoStar XVI will terminate upon the earlier of: (i) the end-of-life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH has the option to renew on a year-to-year basis through the end-of-life of the satellite.

EchoStar XV Launch Service. As previously disclosed, DISH estimated that the cost of a launch service for its EchoStar XV satellite could range from approximately $90 million to $120 million.  On December 21, 2009, we assigned our rights under one of our launch service contracts to DISH at a cost within that range. DISH expects to use this launch service for EchoStar XV, which is scheduled to launch in late 2010.

Item 8.01. Other Events.

On February 13, 2009, Multimedia Patent Trust (“MPT”) filed suit against us, DISH, DirecTV and several other defendants in the United States District Court for the Southern District of California alleging infringement of United States Patent Nos. 4,958,226, 5,227,878, 5,136,377, 5,500,678 and 5,563,593, which relate to video encoding, decoding and compression technology. MPT is an entity that seeks to license an acquired patent portfolio without itself practicing any of the claims recited therein.

In December 2009, we and DISH reached a settlement with MPT that did not have a material impact on our results of operations.   DISH has determined that it is obligated under the agreements entered into in connection with the Spin-off to indemnify us for all of the settlement relating to the period prior to the Spin-off and a portion of the settlement relating to the period after the Spin-off.  We have agreed that our contribution towards the settlement shall not be applied against our aggregate liability cap under that certain Receiver Agreement entered into in connection with the Spin-off dated December 31, 2007 between EchoSphere L.L.C., a subsidiary of DISH, and EchoStar Technologies L.L.C., a subsidiary of us.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION
Date: December 28, 2009	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary